EXHIBIT 99.1

Press Release

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)

FOR IMMEDIATE RELEASE

August 7, 2019

AquaVenture Holdings Limited Announces Second Quarter 2019 Earnings Results

(Tampa, Fla.) – AquaVenture Holdings Limited (NYSE: WAAS) (“AquaVenture” or the “Company”), a leader in Water-as-a-Service® (“WAAS®”) solutions, today reported financial results for the quarter ended June 30, 2019.

Financial Highlights and Recent Developments

•

Total revenues of $51.4 million reflected a 49.2% increase over the prior year period, comprised of 10.3% organic growth and 38.9% inorganic growth.  Revenues on a segment basis comprised of an increase of 49.6% for Quench and 48.7% for Seven Seas Water.

•	Net loss of $3.5 million, or ($0.13) per share, compared to net loss of $4.9 million, or ($0.19) per share, in the prior year period.
•	Adjusted EBITDA was $18.7 million, a 66.4% increase over the prior year period. Adjusted EBITDA Margin was 36.4%, an improvement of 380 basis points.
•	Adjusted EBITDA plus principal collected on the Peru construction contract increased 60.7% to $20.0 million from $12.4 million in the prior year period.
•

The Company completed its first follow-on offering of 4,715,000 ordinary shares at a public offering price of $16.88, including 615,000 ordinary shares issued upon the underwriters’ full exercise of their option to purchase additional shares. The aggregate net proceeds received by the Company from the offering was approximately $75 million, after deducting underwriting discounts and commissions and other estimated offering expenses.

•

Quench completed the acquisition of Aguaman, Inc. on June 1, 2019, acquiring substantially all the point-of-use water filtration assets of the Miami-based company. In addition, Quench acquired the point-of-use water filtration assets of Carolina Pure Water Systems, LLC on July 15, 2019, which is based in Raleigh, North Carolina.  These asset acquisitions collectively added over 3,100 customers and 4,600 rental units to Quench’s installed asset base.

Tony Ibarguen, AquaVenture’s President and Chief Executive Officer announced: “AquaVenture delivered strong second quarter results, significantly growing top line revenues and Adjusted EBITDA plus principal collected on the Peru construction contract. Our performance during the second quarter was fueled by the strategic acquisitions made in 2018, as well as robust organic growth.  At Quench we continued to execute on our acquisition strategy with two deals sourced through our indirect dealer network. Additionally, the successful execution of our first follow-on offering in July strengthens our balance sheet and positions us well for future acquisitions. We are pleased with our strong first half results and believe we have momentum to drive solid performance for the remainder of the year. As a result, we  anticipate that full year 2019 results will be at the upper end of the previously provided outlook ranges and are raising the floor of the guidance ranges.  We remain committed to driving growth in both businesses as we continue to expand our water-as-a-service solutions to more customers, in more locations, and with a broader array of product offerings, progressing towards our ultimate goal of creating clean water solutions for customers around the world.”

Consolidated Financial Performance

For the three months ended June 30, 2019, total revenues of $51.4 million increased 49.2% from $34.4 million in the prior year period, which were comprised of 10.3% organic growth and 38.9% inorganic growth. Total gross margin of 51.7% decreased 120 basis points from 52.9% in the prior year period.

Total selling, general and administrative expenses (“SG&A”) increased to $22.9 million in the second quarter of 2019 from $19.3 million in the same period of 2018. SG&A as a percentage of revenue was 44.5% for the three months ended June 30, 2019, a decrease from 56.0% for the three months ended June 30, 2018.

Net loss for the second quarter of 2019 was $3.5 million, compared to a net loss of $4.9 million in the same period of 2018. Adjusted EBITDA was $18.7 million for the second quarter of 2019, a 66.4% increase over $11.2 million in the prior year period. Adjusted EBITDA Margin of 36.4% for the second quarter of 2019 increased 380 basis points from 32.6% in the same period of 2018. Adjusted EBITDA plus the principal collected on the Peru construction contract was $20.0 million in the second quarter of 2019, an increase of 60.7% over $12.4 million in the same period of 2018.

For the six months ended June 30, 2019, total revenues of $97.9 million increased 46.3% from $67.0 million in the prior year period. Gross margin was 52.0% compared to 52.6% in the prior year period, a decrease of 60 basis points. Total SG&A was $45.7 million for the first half of 2019, or 46.7% of revenue, compared to $38.9 million in the first half of 2018, or 58.0% of revenue. Net loss for the six months ended June 30, 2019 was $9.1 million, or ($0.34) per share, compared to a net loss of $11.3 million, or ($0.42) per share in the prior year period.

Adjusted EBITDA was $35.2 million for the six months ended June 30, 2019, a 63.3% increase over $21.6 million in the same period in 2018. Adjusted EBITDA Margin increased 370 basis points to 35.9% from 32.2% in the prior year period. Adjusted EBITDA plus the principal collected on the Peru construction contract was $37.8 million for the six months ended June 30, 2019, an increase of 57.8% over the prior year period.

As of June 30, 2019, cash and cash equivalents were $41.3 million and total debt was $318.2 million.

Net cash provided by operating activities for the six months ended June 30, 2019 was $6.5 million compared to $13.8 million for the same period of 2018. The decrease in cash flow from operations was primarily due to higher working capital needs principally driven by the substantial year over year growth in our Quench segment, higher cash interest expense related to incremental borrowings, and higher operating cash outflows related to the prospective adoption of the new lease accounting guidance which requires certain cash outflows to be recategorized in operating activities from investing activities. Capital expenditures were $16.9 million for the first half of 2019, compared with $7.2 million in the prior year period. The increase in capital expenditures was primarily due to growth activities in connection with the AUC operations.

Second Quarter 2019 Segment Results

Seven Seas Water

Seven Seas Water revenues of $22.9 million for the three months ended June 30, 2019 increased $7.5 million, or 48.7%, compared to the same period of 2018, which were comprised of 43.9% inorganic growth and 4.8% organic growth. Bulk water revenues increased $1.3 million, or 8.7%, compared to the prior year period, primarily due to an increase of $0.7 million from our USVI operations due to higher production volumes in the current quarter compared to the same period of 2018 and an increase of $0.4 million in connection with the commencement of our water contract in Anguilla which began in October 2018. Rental revenues and product sales increased $3.6 million and $2.7 million, respectively, due to the inclusion of the AUC operations which were acquired in November 2018.

Seven Seas Water gross margin for the three months ended June 30, 2019 decreased 80 basis points to 55.3% compared to 56.1% in the prior year period. Bulk water gross margin of 55.5% increased 250 basis points compared to 53.0% in the prior year period primarily due to higher revenues in our USVI and BVI operations without a commensurate increase in costs, partially offset by a lower gross margin in St. Maarten due to the timing of certain repairs and maintenance activities. Rental and product sales gross margin of 72.9% and 15.8%, respectively, for the three months ended June 30, 2019 had no comparative period as both related to the acquisition of the AUC operations in November 2018.

Seven Seas Water SG&A expenses of $7.3 million for the three months ended June 30, 2019 remained relatively flat compared to the prior year period. The current quarter reflected an increase of $1.2 million in amortization expense of definite-lived intangible assets and $0.2 million higher compensation and benefits expense primarily due to the acquisition of the AUC operations in November 2018. Offsetting these increases was a decrease of $1.5 million in share-based compensation expense driven by the completion of the vesting of certain equity grants made in connection with our initial public offering in 2016. SG&A as a percentage of revenue was 32.0% for the three months ended June 30, 2019, a decrease from 46.5% for the three months ended June 30, 2018.

Net income for our Seven Seas Water segment was $1.4 million for the three months ended June 30, 2019 compared to a net loss of $1.6 million in the same period of 2018. Adjusted EBITDA of $11.6 million for the second quarter of 2019 increased 58.3% over $7.3 million in the prior year period. Adjusted EBITDA Margin increased 310 basis points to 50.8% in the second quarter of 2019 from 47.7% in the same period of 2018. Adjusted EBITDA plus principal collected on the Peru construction contract was $12.9 million in the second quarter of 2019, an increase of 51.2% over $8.5 million in the prior year period.

For the six months ended June 30, 2019, Seven Seas Water revenues were $43.0 million, an increase of 42.7% over revenues of $30.1 million in the prior year period. Gross margin decreased 20 basis points to 55.8% from 56.0%. Total SG&A expenses of $14.6 million for the six months ended June 30, 2019 remained relatively flat compared to the prior year period. However, SG&A as a percentage of revenue decreased to 34.0% from 49.0% in the prior year period. Net income for the first half of 2019 was $1.5 million compared to a net loss of $3.9 million for the first half of 2018. Adjusted EBITDA was $22.5 million for the six months ended June 30, 2019, an increase of 54.8% over $14.5 million in the same period of 2018. Adjusted EBITDA Margin increased 410 basis points to 52.3% from 48.2%. Adjusted EBITDA plus principal collected on the Peru construction contract was $25.1 million, a 48.2% increase over $16.9 million in the prior year period.

Quench

Quench revenues of $28.5 million for the three months ended June 30, 2019 increased $9.5 million, or 49.6%, compared to the same period of 2018, which were comprised of 34.6% of inorganic net growth and 15.0% organic growth. The prior year period included $1.1 million of revenue from the Atlas High Purity Solutions business which was divested in October 2018. Rental revenues increased $4.2 million, or 28.2%, compared to the prior year period, which was comprised of 21.6% inorganic net growth from acquisitions and 6.6% of organic growth due to additional units placed under new leases in excess of unit attrition. Product sales increased $5.3 million compared to the same period of 2018, which included $3.5 million of inorganic net growth primarily due to the acquisitions of PHSI and Bluline in December 2018, and $1.8 million of organic growth driven by higher indirect dealer equipment sales and coffee sales.

Quench gross margin for the three months ended June 30, 2019 decreased 140 basis points to 48.8% from 50.2% for the same period of 2018. Rental gross margin for the second quarter of 2019 was 52.2%, a decrease from 55.1% in the prior year period, primarily due to an increase in depreciation and amortization expense as a percentage of revenues related to additional units placed on lease and higher freight expense, partially offset by lower compensation and benefits as a percentage of revenues due to continued leveraging of the platform achieved through increased customer density. Product sales gross margin increased to 42.0% for the three months ended June 30, 2019 from 33.1% in the prior year period, primarily driven by the higher-margin indirect PHSI dealer equipment sales.

Quench SG&A expenses for the three months ended June 30, 2019 increased $3.2 million to $14.4 million compared to the prior year period. The increase was driven by $1.2 million higher amortization expense primarily related to an increase in intangible assets from recent acquisitions, $0.9 million higher acquisition-related expenses primarily due to adjustments associated with purchase consideration recorded for acquired employees, $0.8 million higher compensation and benefits primarily driven by increased headcount from the inclusion of staff added from certain acquisitions and a $0.5 million increase in general expenses related to the expansion of our operations. Partially offsetting this increase was a $0.5 million decrease in share-based compensation expense driven by the completion of the vesting of certain equity grants made in connection with our initial public offering in 2016. SG&A as a percentage of revenue was 50.5% for the three months ended June 30, 2019, a decrease from 58.7% for the three months ended June 30, 2018.

Quench had a net loss of $2.1 million for the second quarter of 2019 compared to a net loss of $2.3 million in the prior year period. Adjusted EBITDA of $8.0 million for the second quarter of 2019 increased 71.6% over $4.7 million in the same period of 2018. Adjusted EBITDA Margin increased 360 basis points to 28.0% in the second quarter of 2019 from 24.4% in the prior year period.

For the six months ended June 30, 2019, Quench revenues were $55.0 million, an increase of 49.2% over revenues of $36.8 million in the prior year period. Gross margin decreased 80 basis points to 49.0% from 49.8%. Total SG&A expenses were $28.6 million for the six months ended June 30, 2019, or 52.0% of revenue, as compared to $21.9 million in the prior year period, or 59.5% of revenue. Net loss of $4.9 million for the first half of 2019 remained relatively flat compared to the prior year period. Adjusted EBITDA was $14.8 million for the six months ended June 30, 2019, an increase of 68.9% over $8.8 million in the same period of 2018. Adjusted EBITDA Margin increased 310 basis points to 26.9% from 23.8%.

Corporate and Other

Corporate and Other SG&A of $1.2 million for the three months ended June 30, 2019 increased $0.2 million compared to the same period of 2018, primarily due to higher professional fees in connection with corporate activities including capital raising.

Corporate and Other SG&A was $2.5 million for the six months ended June 30, 2019, an increase of $0.3 million compared to $2.2 million in the prior year period.

2019 Outlook

For the full year 2019 outlook, the Company has incorporated the strong financial performance reported for the six months ended June 30, 2019 and the anticipated impact of the acquisitions completed since the beginning of the year.  As a result, the Company anticipates that full year 2019 results will be at the upper end of the previously provided outlook ranges and is therefore raising the floor of its guidance ranges.  The Company now expects to achieve the following financial results:

•	Revenues between $192 and $197 million;
•	Adjusted EBITDA between $69 million and $72 million;
•	Principal collected on the Peru construction contract is projected to be $5.3 million; and
•	Adjusted EBITDA plus the principal collected on the Peru construction contract between $74 million and $77 million.

These ranges do not include estimates in connection with any pending or future acquisitions.

The above statements are based on current targets. These statements are forward-looking, and actual results may differ materially. We do not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, acquisition-related expenses and purchase accounting fair value adjustments, among other factors, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

About AquaVenture

AquaVenture is a multinational provider of WAAS® solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is composed of two operating platforms: Quench, a leading provider of filtered water systems and related services with approximately 150,000 units installed at institutional and commercial customer locations across the U.S. and Canada; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing more than 8.5 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Conference Call and Webcast Information

AquaVenture will host an investor conference call on Wednesday, August 7, 2019 at 8:00 a.m. EDT. Prior to the conference call, AquaVenture will post an investor presentation on the Investor Relations section of the Company’s website, www.aquaventure.com. Interested parties are invited to listen to the conference call by dialing 1-877-407-0789, or, for international callers, 1-201-689-8562 and ask for the AquaVenture conference call. Replays of the entire call will be available through August 14, 2019 at 1-844-512-2921, or, for international callers, at 1-412-317-6671, conference ID #13692476. A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, www.aquaventure.com. A copy of this press release is also available on the Company’s website.

Safe Harbor Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to AquaVenture’s strategic focus; its forecast of full-year 2019 financial results; expectations regarding future business development and acquisition activities; its expectations regarding performance, growth, cash flows and margins from recently completed and pending acquisitions; its ability to capitalize on vertical integration opportunities; and the impacts on operating results of the timing, size, integration and accounting treatment of acquisitions, constitute forward-looking statements. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	June 30,	December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$41,312	$56,618
Trade receivables, net of allowances of $956 and $1,034, respectively	23,962	21,437
Inventory	17,810	15,496
Current portion of long-term receivables	7,251	6,538
Prepaid expenses and other current assets	10,066	8,272
Total current assets	100,401	108,361
Property, plant and equipment, net	153,726	150,064
Construction in progress	17,089	15,427
Right-of-use assets	9,285	—
Restricted cash	4,249	4,153
Long-term receivables	36,379	40,574
Other assets	9,652	6,251
Deferred tax asset	4,370	4,191
Intangible assets, net	196,472	205,443
Goodwill	190,846	190,999
Total assets	$722,469	$725,463
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$8,451	$8,235
Accrued liabilities	20,912	25,116
Current portion of long-term debt	7,058	6,494
Deferred revenue	3,884	3,890
Total current liabilities	40,305	43,735
Long-term debt	311,109	313,215
Deferred tax liability	18,548	18,465
Other long-term liabilities	12,953	13,450
Operating lease liabilities, non-current	8,383	—
Total liabilities	391,298	388,865
Commitments and contingencies
Shareholders' Equity
Ordinary shares, no par value, 250,000 shares authorized; 26,985 and 26,780 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	585,603	582,127
Accumulated other comprehensive income	(185)	(421)
Accumulated deficit	(254,247)	(245,108)
Total shareholders' equity	331,171	336,598
Total liabilities and shareholders' equity	$722,469	$725,463

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Bulk water	$15,614	$14,360	$29,924	$28,056
Rental	22,567	14,821	44,374	28,780
Product sales	12,269	4,249	21,742	8,060
Financing	937	1,015	1,909	2,063
Total revenues	51,387	34,445	97,949	66,959
Cost of revenues:
Bulk water	6,941	6,743	13,523	13,250
Rental	10,047	6,654	19,653	13,110
Product sales	7,827	2,842	13,886	5,368
Total cost of revenues	24,815	16,239	47,062	31,728
Gross profit	26,572	18,206	50,887	35,231
Selling, general and administrative expenses	22,869	19,289	45,738	38,863
Income (loss) from operations	3,703	(1,083)	5,149	(3,632)
Other expense:
Interest expense, net	(6,508)	(3,354)	(13,068)	(6,604)
Other expense, net	(199)	(152)	(148)	(292)
Loss before income tax expense	(3,004)	(4,589)	(8,067)	(10,528)
Income tax expense	471	332	1,072	739
Net loss	(3,475)	(4,921)	(9,139)	(11,267)
Other comprehensive income:
Foreign currency translation adjustment	116	(107)	236	(190)
Comprehensive loss	$(3,359)	$(5,028)	$(8,903)	$(11,457)

Loss per share – basic and diluted	$(0.13)	$(0.19)	$(0.34)	$(0.42)

Weighted-average shares outstanding – basic and diluted	26,949	26,550	26,907	26,521

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(9,139)	$(11,267)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,536	16,051
Share-based compensation expense	2,286	6,649
Provision for bad debts	435	473
Deferred income tax provision	(91)	(300)
Provision for inventory	120	106
Loss on disposal of assets	752	938
Amortization of deferred financing fees	512	475
Adjustment to acquisition contingent consideration	136	—
Other	85	25
Change in operating assets and liabilities:
Trade receivables	(2,892)	2,964
Inventory	(2,420)	(1,878)
Prepaid expenses and other current assets	(1,269)	77
Long-term receivable	3,717	3,108
Right-of-use assets	834	—
Other assets	(5,577)	(1,671)
Current liabilities	(4,964)	(2,195)
Operating lease liabilities, non-current	(609)	—
Long-term liabilities	94	216
Net cash provided by operating activities	6,546	13,771
Cash flows from investing activities:
Capital expenditures	(16,935)	(7,215)
Proceeds from sale of fixed assets	21	16
Net cash paid for acquisition of assets or business	(1,175)	(12,457)
Net cash used in investing activities	(18,089)	(19,656)
Cash flows from financing activities:
Payments of long-term debt	(3,285)	(3,369)
Payment of deferred financing fees	—	(71)
Payments of secured borrowings	(196)	—
Payments of acquisition contingent consideration	(1,389)	—
Proceeds from exercise of stock options	1,783	86
Shares withheld to cover minimum tax withholdings on equity awards	(770)	(203)
Proceeds from the issuance of Employee Stock Purchase Plan shares	177	132
Net cash used in financing activities	(3,680)	(3,425)
Effect of exchange rates on cash, cash equivalents and restricted cash	13	(12)
Change in cash, cash equivalents and restricted cash	(15,210)	(9,322)
Cash, cash equivalents and restricted cash at beginning of period	60,771	122,359
Cash, cash equivalents and restricted cash at end of period	$45,561	$113,037

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Three Months Ended June 30, 2019				Three Months Ended June 30, 2018
	Seven Seas		Corporate		Seven Seas		Corporate
	Water	Quench	& Other	Total	Water	Quench	& Other	Total
Revenues:
Bulk water	$15,614	$—	$—	$15,614	$14,360	$—	$—	$14,360
Rental	3,570	18,997	—	22,567	—	14,821	—	14,821
Product sales	2,735	9,534	—	12,269	—	4,249	—	4,249
Financing	937	—	—	937	1,015	—	—	1,015
Total revenues	22,856	28,531	—	51,387	15,375	19,070	—	34,445
Gross profit:
Bulk water	8,673	—	—	8,673	7,617	—	—	7,617
Rental	2,601	9,919	—	12,520	—	8,167	—	8,167
Product sales	433	4,009	—	4,442	—	1,407	—	1,407
Financing	937	—	—	937	1,015	—	—	1,015
Total gross profit	12,644	13,928	—	26,572	8,632	9,574	—	18,206
Selling, general and administrative expenses	7,318	14,397	1,154	22,869	7,142	11,188	959	19,289
Income (loss) from operations	5,326	(469)	(1,154)	3,703	1,490	(1,614)	(959)	(1,083)
Other expense, net	(3,400)	(1,633)	(1,674)	(6,707)	(2,591)	(792)	(123)	(3,506)
Income (loss) before income tax expense	1,926	(2,102)	(2,828)	(3,004)	(1,101)	(2,406)	(1,082)	(4,589)
Income tax expense (benefit)	492	(21)	—	471	472	(140)	—	332
Net income (loss)	$1,434	$(2,081)	$(2,828)	$(3,475)	$(1,573)	$(2,266)	$(1,082)	$(4,921)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Six Months Ended June 30, 2019				Six Months Ended June 30, 2018
	Seven Seas		Corporate		Seven Seas		Corporate
	Water	Quench	& Other	Total	Water	Quench	& Other	Total
Revenues:
Bulk water	$29,924	$—	$—	$29,924	$28,056	$—	$—	$28,056
Rental	6,709	37,665	—	44,374	—	28,780	—	28,780
Product sales	4,431	17,311	—	21,742	—	8,060	—	8,060
Financing	1,909	—	—	1,909	2,063	—	—	2,063
Total revenues	42,973	54,976	—	97,949	30,119	36,840	—	66,959
Gross profit:
Bulk water	16,401	—	—	16,401	14,806	—	—	14,806
Rental	4,937	19,784	—	24,721	—	15,670	—	15,670
Product sales	726	7,130	—	7,856	—	2,692	—	2,692
Financing	1,909	—	—	1,909	2,063	—	—	2,063
Total gross profit	23,973	26,914	—	50,887	16,869	18,362	—	35,231
Selling, general and administrative expenses	14,618	28,598	2,522	45,738	14,745	21,907	2,211	38,863
Income (loss) from operations	9,355	(1,684)	(2,522)	5,149	2,124	(3,545)	(2,211)	(3,632)
Other expense, net	(6,893)	(3,028)	(3,295)	(13,216)	(5,085)	(1,557)	(254)	(6,896)
Income (loss) before income tax expense	2,462	(4,712)	(5,817)	(8,067)	(2,961)	(5,102)	(2,465)	(10,528)
Income tax expense (benefit)	934	138	—	1,072	966	(227)	—	739
Net income (loss)	$1,528	$(4,850)	$(5,817)	$(9,139)	$(3,927)	$(4,875)	$(2,465)	$(11,267)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED KEY METRICS

(IN THOUSANDS)

Management uses key metrics for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives.  The Company has provided these metrics because it understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial results and comparing the Company’s financial performance to that of its peer companies and competitors.

NON-GAAP FINANCIAL MEASURES

Among the key metrics are non-GAAP financial measures.  The Company has provided non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparisons across accounting periods not influenced by certain non-cash items that are not used by management when evaluating the Company’s historical and prospective financial performance.

Adjusted EBITDA

Adjusted EBITDA, a non‑GAAP financial measure, is defined as earnings (loss) before net interest expense, income tax expense or benefit, depreciation and amortization as well as adjusting for the following items: share‑based compensation expense; gain or loss on disposal of assets; acquisition‑related expenses, including professional fees, purchase consideration recorded as compensation expense for acquired employees, and other expenses related to acquisitions; goodwill impairment charges; changes in deferred revenue related to our bulk water business; ERP system implementation charges for a SaaS solution, and charges incurred in connection with restructuring activities.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management believes that the use of Adjusted EBITDA, which is used by management as a key metric to assess performance, provides consistency and comparability with our past financial performance, and facilitates period‑to‑period comparisons of operations. Management believes that it is useful to exclude certain charges, such as depreciation and amortization, and non‑core operational charges, from Adjusted EBITDA because (1) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (2) such expenses can vary significantly between periods.

Adjusted EBITDA Margin

Adjusted EBITDA Margin, a non-GAAP financial measure, is defined as Adjusted EBITDA as a percentage of revenue.

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the periods presented is shown below:

	Three Months Ended June 30, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net income (loss)	$1,434	$(2,081)	$(2,828)	$(3,475)
Depreciation and amortization	5,902	6,676	—	12,578
Interest expense, net	3,263	1,572	1,673	6,508
Income tax expense (benefit)	492	(21)	—	471
Share-based compensation expense	674	442	159	1,275
(Gain) loss on disposal of assets	(10)	233	—	223
Acquisition-related expenses	92	884	94	1,070
Changes in deferred revenue related to our bulk water business	(240)	—	—	(240)
ERP implementation charges for a SAAS solution	—	248	—	248
Restructuring expense	—	34	—	34
Adjusted EBITDA	$11,607	$7,987	$(902)	$18,692

Adjusted EBITDA Margin	50.8%	28.0%	—%	36.4%

	Three Months Ended June 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(1,573)	$(2,266)	$(1,082)	$(4,921)
Depreciation and amortization	3,675	4,516	—	8,191
Interest expense, net	2,441	790	123	3,354
Income tax expense (benefit)	472	(140)	—	332
Share-based compensation expense	2,179	980	207	3,366
Loss on disposal of assets	3	382	—	385
Acquisition-related expenses	191	22	—	213
Changes in deferred revenue related to our bulk water business	(55)	—	—	(55)
ERP implementation charges for a SAAS solution	—	370	—	370
Adjusted EBITDA	$7,333	$4,654	$(752)	$11,235

Adjusted EBITDA Margin	47.7%	24.4%	—%	32.6%

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the periods presented is shown below:

	Six Months Ended June 30, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net income (loss)	$1,528	$(4,850)	$(5,817)	$(9,139)
Depreciation and amortization	11,598	12,938	—	24,536
Interest expense, net	6,622	3,152	3,294	13,068
Income tax expense	934	138	—	1,072
Share-based compensation expense	1,266	815	205	2,286
(Gain) loss on disposal of assets	(19)	771	—	752
Acquisition-related expenses	449	1,131	255	1,835
Changes in deferred revenue related to our bulk water business	105	—	—	105
ERP implementation charges for a SAAS solution	—	557	—	557
Restructuring expense	—	130	—	130
Adjusted EBITDA	$22,483	$14,782	$(2,063)	$35,202

Adjusted EBITDA Margin	52.3%	26.9%	—%	35.9%

	Six Months Ended June 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(3,927)	$(4,875)	$(2,465)	$(11,267)
Depreciation and amortization	7,239	8,812	—	16,051
Interest expense, net	4,803	1,548	253	6,604
Income tax expense (benefit)	966	(227)	—	739
Share-based compensation expense	4,263	1,900	486	6,649
Loss on disposal of assets	232	706	—	938
Acquisition-related expenses	706	176	—	882
Changes in deferred revenue related to our bulk water business	246	—	—	246
ERP implementation charges for a SAAS solution	—	711	—	711
Adjusted EBITDA	$14,528	$8,751	$(1,726)	$21,553

Adjusted EBITDA Margin	48.2%	23.8%	—%	32.2%

KEY METRICS

Principal collected on the Peru construction contract

As part of our Peru acquisition, we acquired the rights to a design and construction contract for the construction of a desalination plant and related infrastructure. Pursuant to the contract, we are entitled to receive monthly installment payments that continue until 2024 and are guaranteed by a major shareholder of the customer.  Due to the manner in which this contractual arrangement is structured, these payments are accounted for as a long-term receivable.  Prior to the adoption of the new revenue recognition standard on January 1, 2018, the principal and interest portions of these payments were not recognized as revenue in our consolidated financial statements and therefore were not included in Adjusted EBITDA or in determining Adjusted EBITDA Margin.  As a result of the adoption of the new revenue recognition standard, all financial information presented herein has been restated, including recording the interest portion of these payments as revenue and, thus, including them in Adjusted EBITDA and in determining Adjusted EBITDA Margin.  The principal collected on the Peru construction contract remains the only portion of these monthly payments that is not recognized as revenue in our consolidated financial statements, and therefore is not included in Adjusted EBITDA or in the determination Adjusted EBITDA Margin.

	Three Months Ended June 30, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$1,316	$—	$—	$1,316

	Three Months Ended June 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$1,212	$—	$—	$1,212

	Six Months Ended June 30, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$2,605	$—	$—	$2,605

	Six Months Ended June 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$2,400	$—	$—	$2,400

Adjusted EBITDA plus Principal collected on the Peru construction contract

We understand that many in the investment community combine our Adjusted EBITDA and the principal we collect from the design and construction contract for purposes of reviewing and analyzing our financial results.  Our management and board of directors also use this combination in evaluating our performance (including in measuring performance for a portion of the compensation of our executive officers) because they believe it is helpful in better understanding the cash generated from our Seven Seas Water business.  In this regard, and for the sake of clarity and convenience, the combination of our Adjusted EBITDA and the principal collected on the Peru construction contract is presented.

	Three Months Ended June 30, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$12,923	$7,987	$(902)	$20,008

	Three Months Ended June 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$8,545	$4,654	$(752)	$12,447

	Six Months Ended June 30, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$25,088	$14,782	$(2,063)	$37,807

	Six Months Ended June 30, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$16,928	$8,751	$(1,726)	$23,953